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      As filed with the Securities and Exchange Commission on May 22, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 3
                                       TO
                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                       Pursuant to Section 14(d)(4) of the
                         Securities Exchange Act of 1934

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                                  GREAT WESTERN
                              FINANCIAL CORPORATION
                            (Name of Subject Company)

                                  GREAT WESTERN
                              FINANCIAL CORPORATION
                        (Name of Person Filing Statement)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
          (INCLUDING THE ACCOMPANYING PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                    391442100
                      (CUSIP Number of Class of Securities)

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                             J. LANCE ERIKSON, ESQ.
             EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       GREAT WESTERN FINANCIAL CORPORATION
                               9200 OAKDALE AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 775-3411
                  (Name, Address and Telephone Number of Person
                 Authorized to Receive Notice and Communications
                    on Behalf of the Person Filing Statement)

                      ------------------------------------


                                    COPY TO:

                            PETER ALLAN ATKINS, ESQ.
                             FRED B. WHITE III, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
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         Great Western Financial Corporation ("Great Western") hereby amends and supplements its statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission on May 20, 1997, as amended by Amendment No. 1 and Amendment No. 2 thereto.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

         The following Exhibits are filed herewith:

Exhibit 18:       Newspaper Advertisement, dated May 22, 1997.

Exhibit 19: Institutional Shareholder Services Talking Points Outline, dated May 22, 1997.

Exhibit 20: Materials to be used by Great Western in a presentation to the Institutional Shareholder Services.

Exhibit 21: Materials to be used by Great Western in presentations to the investment community.

Exhibit 22:       Newspaper Advertisement, dated May 22, 1997.

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                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                GREAT WESTERN FINANCIAL CORPORATION



                                By:   /s/ J. Lance Erikson
                                   --------------------------------------------
                                      J. Lance Erikson
                                      Executive Vice President, Secretary
                                      and General Counsel


Dated:  May 22, 1997

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